Exhibit 3(i)

CERTIFICATE OF CHANGE
OF
Corning Incorporated
(Insert Name of Domestic Corporation)

Under Section 805-A of the Business Corporation Law

FIRST:  The name of the corporation is:      Corning Incorporated

If the name of the corporation has been changed, the name under which it was formed is:

Corning Glass Works

SECOND:  The certificate of incorporation was filed by the Department of State on:

December 24, 1936

THIRD:  The change(s) effected hereby are:  [ Check appropriate statement(s) ]

☐	The county location, within this state, in which the office of the corporation is located, is changed to:

☐	The address to which the Secretary of State shall forward copies of process accepted on behalf of the corporation is changed to read in its entirety as follows:

☒	The corporation hereby: [Check one]

☒	Designates : Corporation Service Company
as its registered agent upon whom process against the corporation may be served.
The street address of the registered agent is:
80 State Street, Albany, NY 12207-2543

☐	Changes the designation of its registered agent to:

1

☐	The street address of the registered agent is:

☐	Changes the address of its registered agent to:

☐	Revokes the authority of its registered agent.

FOURTH:  The change was authorized by the board of directors.

/s/ Denise A. Hauselt	Denise A. Hauselt
(Name of Signer)

Secretary
(Title of Signer)

CERTIFICATE OF CHANGE
OF
Corning Incorporated
(Insert Name of Domestic Corporation)

Under Section 805-A of the Business Corporation Law

Filer's Name   Jamie Johnsrude

Address   One Riverfront Plaza, MP-HQ-E2-10

City, State and Zip Code   Corning, NY  14831

NOTE:  This form was prepared by the New York State Department of State.  You are not required to use this form.  You may draft your own form or use forms available at legal stationery stores.  The Department of State recommends that all documents be prepared under the guidance of an attorney.  The certificate must be submitted with a $30 filing fee.